Exhibit 99.2

AMENDMENT TO

MANAGEMENT RETENTION AGREEMENT

        Stratos International, Inc., a Delaware corporation (the “Company”) and David A. Slack (“Executive”) entered into a Management Retention Agreement on or about October 17, 2002, as amended (the “Agreement”). As permitted by Section 9(b) of the Agreement, the Company and the Executive wish to amend the Agreement as set forth below. Accordingly, the Agreement is hereby amended as follows, effective immediately:

1.     The introductory language to Section 3(a) of the Agreement is hereby amended and restated to read as follows:

“(a)	Right to Severance Benefits. Upon Executive’s resignation as an officer of the Company and its subsidiaries on February 4, 2005, Executive shall be entitled to the following benefits:"

2. Section 3(b) of the Agreement is hereby deleted in its entirety. 3. A new Section 10 is hereby added to the Agreement, to read as follows:

“10.	Consulting Agreement. The Company and Executive agree that, following Executive’s resignation from employment with the Company on February 4, 2005 and through June 4, 2005, Executive shall serve as a consultant to the Company and shall make himself reasonably available to advise the Company and its officers, directors, employees, attorneys and agents in connection with matters that arose during Executive’s employment by the Company. During March 4, 2005, Executive shall be paid at a rate equal to his base salary as of February 4, 2005. During the months of March, April and May, 2005, Executive shall be paid at a rate equal to $200 per hour for any time Executive is actually performing consulting services. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive in connection with the consulting services to the extent such expenses are consistent and in accordance with the Company’s policies.”

        All references to this Agreement shall mean the Agreement as amended by this Amendment. The parties hereby agree to all of the provisions of this Amendment. Except as amended hereby, the Agreement does and shall remain in full force and effect.

        IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of February 4, 2005.

STRATOS INTERNATIONAL, INC. By: ________________________________ Name: Phillip A. Harris Title: Chief Executive Officer	EXECUTIVE ________________________________ David A. Slack